EXHIBIT 23.6

CONSENT OF ALLIANT PARTNERS

We hereby consent to the inclusion in this Registration Statement on Form S-4 for Symmetricom, Inc. of our name and summary of and references to our fairness opinion rendered to the Board of Directors of TrueTime Inc. on March 27, 2002 in the sections titled “Summary,” “Background of the Merger,” “TrueTime’s Reasons for the Merger; Recommendation of the TrueTime Board” and “Opinion of TrueTime’s Financial Advisors,” as well as references to our updated fairness opinion rendered to the Board of Directors of TrueTime Inc. on June 17, 2002 in the section “Updated Opinion of TrueTime’s Financial Advisor.” We hereby further consent to the inclusion of our fairness opinion letter dated March 27, 2002 and our updated fairness opinion letter dated June 17, 2002, which are attached as Annex C and Annex D, respectively, to the Registration Statement.

/s/    JAMES L. KOCHMAN FOR ALLIANT PARTNERS

Palo Alto, California
July 12, 2002